Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL CASH DISTRIBUTION AND 2022 RESERVE QUANTITIES

DALLAS, Texas, April 19, 2022 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.031783 per unit, payable on May 13, 2022, to unit holders of record on April 29, 2022.

This month’s distribution increased from the previous month as the result of an increase in the production and pricing received from the previous month’s which were delayed due to the timing of receipts for the Texas Royalty Properties during the month of February. Currently, only the Texas Royalty Properties are contributing to the monthly distribution.

Since the Waddell Ranch is in current deficit for the foreseeable future, any increase or decrease of the distribution by revenues received, will only be reflective of the activity of the Texas Royalty Properties. The activity of the Waddell Ranch will be discussed with the following narrative until it contributes back to the distribution. This reflects the production month of February.

WADDELL RANCH

In reporting February production of the Underlying Properties for this month’s press release, production for oil volumes was 133,403 (gross) and was priced at about $90.40 per bbl. Production for gas volumes (including gas liquids) was 489,669 Mcf (gross) and was priced at about $5.89 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $14,141,963 (gross) for February. Lease Operating Expenses were $2,241,510 (gross) and Capital Expenditures were $9,546,147 (gross) for February, netting to the Net Profit Interest (NPI) of $2,354,306. This would put the Trust’s proceeds of 75% as a positive $1,765,730 (net) for the month of February, leaving an excess cost deficit cumulative of $4.8 million (net). Even with the shorter production month of February and the full engagement of the 2022 capital expenditures for the first two months of the year, strong pricing of both oil and gas has provided a positive net profits for the month of $1.766 million(net) to reduce the remaining excess costs deficit to $4.8 million(net). Given that current oil and gas pricing continues, it could continue to reduce the deficit in the foreseeable future.

Blackbeard has advised the Trustee of the projected 2022 capital expenditure budget for the Waddell Ranch Properties to be an estimated $92 million (net to the Trust) with a projected about 47 new drill wells and 45 recompletions along with about 19 plug and abandoned wells. Of the new drill wells, about 13 will be horizontal drills and about 34 vertical drill wells. In the Form 10-K, to be filed in March, further discussion will be provided.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 20,023 barrels of oil and 13,864 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,165 barrels of oil and 12,564 Mcf of gas. The average price for oil was $86.32 per bbl and for gas was $9.19 per Mcf. This would primarily reflect production and pricing for the month of February for oil and the month of January for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,855,794. Deducted from these were taxes of $163,080 resulting in a Net Profit of $1,692,713 for the month of February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,608,078 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	133,403	489,669	100,052	367,252	*	$90.40	$5.89	**
Texas Royalties	20,023	13,864	18,165	12,564	*	$86.32	$9.19	**
Prior Month
Waddell Ranch	146,556	486,150	109,917	364,613	*	$81.06	$6.82	**
Texas Royalties	15,800	7,645	14,073	6,798	*	$77.97	$13.26	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $127,990 resulting in a distribution of $1,481,388 to 46,608,796 units outstanding, or $0.031783 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2022, attributable to the Trust from the properties appraised are approximately 6.6 million barrels of oil and 11.3 billion cubic feet of gas with a future net value of approximately $465,149,000 with a discounted value of $259,855,000.

With the estimated quantities of this year’s reserve estimate of 6.6 million barrels of oil and 11.3 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 31, 2021 and is available to all unitholders at this time on the SEC website.

The 2021 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary will be available on Permian’s website by May 1st. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839